CONSENT OF COUNSEL

I hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of my consent dated November 1, 2000 appearing in the North Shore Capital II, Inc. Registration Statement on Form 10SB12G, Third Amendment, filed that same day. I also consent to the reference to me under the heading "Exhibits" in such Registration Statement.

GERARD WERNER, P.C.

/s/ Gerard M. Werner

By:_______________________
GERARD M. WERNER, ESQ.

Springfield, VA 22151